Investor Relations Stuart Davis EVP, Strategy and Communications (703) 218-8269 stuart.davis@mantech.com	Media Relations Amy Gooen (703) 218-6387 amy.gooen@mantech.com

ManTech Announces Financial Results for

Third Quarter of Fiscal Year 2010

•	Revenue: $657.0 million, up 28 percent (11 percent organic) from third quarter fiscal year 2009 (FY09)

•	Operating Income: $54.5 million, up 17 percent from third quarter FY09

•	Diluted EPS: $0.86, up 6 percent from third quarter FY09

•	Bookings: $1.2 billion in contract awards for a book-to-bill ratio of 1.9

FAIRFAX, Va. – Oct. 27, 2010 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of fiscal year 2010, which ended Sept. 30, 2010.

“In the third quarter of fiscal year 2010, we continued our strong growth trajectory,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “Our outstanding bookings in the quarter position us well for sustaining growth in fiscal year 2011 and beyond. Bookings were especially strong in support of intelligence, surveillance and reconnaissance (ISR) missions, validating the Sensor Technologies Inc. (STI) acquisition. We look for similar success on our recent acquisition by providing integrated security solutions for defense and intelligence customers.”

Summary Operating Results

Revenues for the quarter were $657.0 million, up 28 percent from $514.6 million in the third quarter of fiscal year 2009. Organic growth was 11 percent for the quarter, driven primarily by recent awards for ISR, systems engineering, and test and evaluation programs, as well as expanded requirements on existing cyber security and logistics contracts. Organic growth is calculated by comparing reported revenue for the current quarter to the revenue for the prior year quarter, adjusted as if STI had been acquired one year earlier.

Operating income for the quarter was $54.5 million (8.3 percent of revenue), up 17 percent from $46.4 million (9.0 percent of revenue) in the third quarter of fiscal year 2009. Operating margin was higher than expected based on a relatively greater direct labor mix and exceptionally strong program performance.

Net income for the quarter was $31.4 million, up seven percent from $29.2 million in the third quarter of fiscal year 2009. Net income was affected by an increase in net interest expense of $3.8 million as the result of a strategic decision to issue $200 million in unsecured senior notes in April. The notes add financial flexibility for future potential corporate investments and acquisitions. After the close of the quarter, the company completed the first acquisition to deploy the new source of capital effectively.

Diluted earnings per share for the quarter were $0.86, up six percent from $0.81 in the third quarter of fiscal year 2009, driven by the increase in net income offset by a slightly higher share count compared to the prior year quarter.

Cash Management and Capital Deployment

The company used $10.7 million of net cash flow to fund operating activities in the quarter. Days sales outstanding (DSO) were 69 days, compared to 63 days in the second quarter of fiscal year 2010 and 64 days in the third quarter of fiscal year 2009.

As of Sept. 30, 2010, the company had $152 million in cash and cash equivalents and $200 million in debt with no borrowings on its $350 million revolving-credit facility.

On Oct. 8, ManTech acquired the assets of QinetiQ North America’s Security and Intelligence Solutions (S&IS) business for $60 million in cash. ManTech funded the acquisition from cash on hand. The transaction is expected to be immediately accretive to earnings per share.

Contract Awards

Contract awards (bookings) totaled $1.2 billion in the third quarter, representing a book-to-bill ratio of 1.9. The company received especially significant awards under its Strategic Services Sourcing (S3) contract with the U.S. Army Communications-Electronics Command (CECOM) and in the area of cyber defense.

•

S3 awards. The company booked more than $750 million in awards on the S3 contract, the vast majority of which are two-year awards. The awards primarily provide full life-cycle support to C4ISR systems and include significant awards moving from a subcontractor to a prime position. To date, the company has received customer approval to announce only one of the awards:

•

Base Expeditionary Target Surveillance Systems-Combined (BETSS-C) Operators. ManTech was awarded a two-year, $70 million contract to operate advanced surveillance and force protection systems in Iraq. Under the contract,

ManTech will provide BETSS-C operators and related administrative, managerial, logistics and business services necessary to support their deployment.

•

Cyber defense awards. The company was awarded three contracts with an expected value of about $125 million to establish and manage enterprisewide security operation centers for U.S. federal government customers, including:

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Federal Bureau of Investigation (FBI) Cyber Security Services. The FBI Security Division awarded ManTech a five-year, $99 million contract to provide 24/7 cyber security support, including intrusion-detection monitoring, security engineering, incident identification and response, vulnerability assessment and penetration testing, cyber-threat analysis and specialized cyber training services.

•

U.S. Department of Agriculture (USDA) Cyber Security Operations Center. Under a five-year, $11 million contract, ManTech will provide 24/7 incident handling and strategic support to help detect and report malicious cyber activities on the agency’s enterprise information infrastructure.

•	Other awards. The company generated more than $300 million in additional awards across all three operating groups, including:

•

Integrated Logistics Support and Services (ILSS) Contract. ManTech was awarded an indefinite delivery, indefinite quantity follow-on to its Global Property Management Support Services contract. The ILSS contract has a potential total value of $490 million over two years. ManTech was awarded an initial one-year, $23 million task to support left-behind equipment, pre-deployment training equipment, theater-provided equipment and supply support activity in the Pacific region.

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Defense Information Systems Agency (DISA) Security Services. ManTech received a five-year, $23 million contract to provide full-scope, integrated security services to support the start-up of new DISA facilities at Fort Meade, Md., which are moving from Arlington, Va., as a result of the Base Realignment and Closure (BRAC) process.

The company’s backlog of business at the end of quarter was $4.9 billion, of which a record $1.7 billion was funded. Compared to the third quarter of fiscal year 2009, total backlog increased 28 percent and funded backlog increased 33 percent, due to a trailing-twelve-month book-to-bill ratio of 1.2 and the robust backlog brought by the STI acquisition.

Forward Guidance

Based on year-to-date results and revised expectations for the remainder of the year, the company is lowering its guidance slightly for fiscal year 2010 revenue and narrowing its guidance for 2010 net income and diluted earnings per share. The resulting guidance ranges, which include the S&IS acquisition but no future acquisitions or divestitures, are shown in the table below:

Measure	Fiscal 2010 Guidance
Revenue (million)	$2,600 - $ 2,640
Net Income (million)	$123 - $ 125
Diluted Earnings Per Share	$3.37 - $ 3.42

ManTech Chief Financial Officer Kevin M. Phillips commented, “Overall, we are pleased with the performance and momentum of the business. Based on changes in customer demand for material purchases in support of in-theater vehicles, we have lowered our top-line guidance for fiscal year 2010, but our positioning on priority programs and excellent bookings provides an excellent growth platform for fiscal year 2011. Contract award delays that we have seen for most of the year are beginning to clear, and we are rapidly staffing to support our growth over the coming year.”

Conference Call

ManTech executive management will hold a conference call today at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 888-205-6786 (domestic) or 913-312-0975 (international) and entering passcode 2099411. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (www.mantech.com).

A replay of the conference call will be available by telephone approximately one hour after conclusion of the call through November 11, 2010, by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering passcode 2099411. In addition, a replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

Headquartered in Fairfax, Va., with approximately 9,800 professionals in 40 countries around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security and Justice; the space community; the National Oceanic and Atmospheric Administration and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management and service-oriented architectures. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; risks associated with complex U.S. government procurement laws and regulations; adverse results of U.S. government audits of our government contracts; adverse changes in our mix of contract types; risk of contract performance, modification or termination; curtailment of the U.S. government’s outsourcing of certain services that we provide; failure to obtain option awards, task orders or funding under contracts; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands Except Share Amounts)

	(unaudited)
	September 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$152,137	$86,190
Receivables—net	503,464	399,239
Prepaid expenses and other	14,589	11,182

Total Current Assets	670,190	496,611
Property and equipment—net	15,691	14,498
Goodwill	631,989	488,217
Other intangibles—net	152,393	73,684
Employee supplemental savings plan assets	22,365	21,065
Other assets	11,376	6,672

TOTAL ASSETS	$1,504,004	$1,100,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$232,159	$157,358
Accrued salaries and related expenses	70,558	55,429
Billings in excess of revenue earned	8,989	7,737

Total Current Liabilities	311,706	220,524
Debt	200,000	0
Accrued retirement	23,196	22,033
Other long-term liabilities	7,029	6,877
Deferred income taxes—non-current	36,484	33,848

TOTAL LIABILITIES	578,415	283,282

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 23,297,532 and 22,602,110 shares issued at September 30, 2010 and December 31, 2009; 23,054,492 and 22,359,070 shares outstanding at September 30, 2010 and December 31, 2009	233	226
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,275,345 and 13,605,345 shares issued and outstanding at September 30, 2010 and December 31, 2009	133	136
Additional paid-in capital	380,537	362,730
Treasury stock, 243,040 shares at cost at September 30, 2010 and December 31, 2009	(9,114)	(9,114)
Retained earnings	555,826	464,742
Accumulated other comprehensive loss	(208)	(172)
Unearned Employee Stock Ownership Plan Shares	(1,818)	(1,083)

TOTAL STOCKHOLDERS’ EQUITY	925,589	817,465

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,504,004	$1,100,747

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)		(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
REVENUES	$656,954	$514,630	$1,906,122	$1,478,268
Cost of services	555,318	425,566	1,617,190	1,218,112
General and administrative expenses	47,121	42,627	132,656	128,488

OPERATING INCOME	54,515	46,437	156,276	131,668
Interest expense	(3,970)	(214)	(8,565)	(921)
Interest income	51	45	236	161
Other income (expense), net	64	151	(268)	259

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	50,660	46,419	147,679	131,167
Provision for income taxes	(19,284)	(17,181)	(56,595)	(48,919)

NET INCOME	$31,376	$29,238	$91,084	$82,248

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.86	$0.82	$2.52	$2.31

Weighted average common shares outstanding	23,010	22,092	22,768	21,867

Class B basic earnings per share	$0.86	$0.82	$2.52	$2.31

Weighted average common shares outstanding	13,276	13,637	13,398	13,741

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.86	$0.81	$2.50	$2.29

Weighted average common shares outstanding	23,171	22,427	23,004	22,176

Class B diluted earnings per share	$0.86	$0.81	$2.50	$2.29

Weighted average common shares outstanding	13,276	13,637	13,398	13,741

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited)
	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91,084	$82,248
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,371	5,818
Excess tax benefits from the exercise of stock options	(519)	(830)
Deferred income taxes	743	329
Depreciation and amortization	21,416	13,274
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	(34,355)	44,563
Prepaid expenses and other	(518)	4,432
Accounts payable and accrued expenses	5,787	(35,984)
Accrued salaries and related expenses	12,042	(15,331)
Billings in excess of revenue earned	1,252	25
Accrued retirement	1,163	(195)
Other	(1,374)	333

Net cash flow from operating activities	102,092	98,682

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,599)	(3,080)
Investment in capitalized software for internal use	(2,628)	(1,752)
Acquisition of businesses—net of cash acquired	(236,052)	(13,775)

Net cash flow from investing activities	(243,279)	(18,607)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	11,535	10,650
Excess tax benefits from the exercise of stock options	519	830
Net borrowings (repayment) under the revolving credit facility	0	(44,100)
Issuance of senior unsecured notes	200,000	0
Debt issuance costs	(4,920)	0

Net cash flow from financing activities	207,134	(32,620)

NET INCREASE IN CASH AND CASH EQUIVALENTS	65,947	47,455
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,190	4,375

CASH AND CASH EQUIVALENTS, END OF PERIOD	$152,137	$51,830